The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-388-3647. Please click here to review a copy of the preliminary prospectus. Filed pursuant to Rule 433 Registration No. 333-133557 (This filing supersedes an earlier filing)

American Safety Insurance Holdings, Ltd. Providing innovative insurance solutions for specialty risks in underserved markets NYSE: ASI June 2006

Forward Looking Statements This presentation includes forward-looking statements, including our statements regarding strategic plans, ROE expansion, acquisition plans, growth opportunities and increasing net retentions. Actual results may differ materially from those suggested by these statements. For a summary of some of the factors that could cause these differences, please see the information contained under the caption "Risk Factors" in or our Preliminary Prospectus dated June 5, 2006 as on file with the SEC.

Offering Summary Shares Offered 4,953,087 (excluding over-allotment option) Primary Secondary 4,013,761 939,326 Offering Size $82.0 Million Over-Allotment Option (15%) 742,963 (100% selling shareholders) Current Stock Price $16.56 (6/7/06) Pro Forma Market Cap. $180 Million Implement business and growth strategy and for GCP Use of Proceeds Ticker / Listing NYSE: ASI Bookrunner Keefe, Bruyette and Woods Co-Managers Raymond James, BB&T Capital Markets Expected Pricing Week of June 19, 2006

Corporate Overview Steve Crim, President & Chief Executive Officer

Become a larger player in the specialty insurance market Retain more risk Expand range of specialty products in core business segments Leverage corporate structure Specialty provider of customized insurance solutions for small and medium-sized businesses in underserved markets Formed in Bermuda in 1986, and offers excess and surplus lines and alternative risk transfer products through U.S. and Bermuda-based subsidiaries Business strategy: Identify voids in the market where we can leverage our expertise and distribution network to maximize underwriting profits "A" rating from A.M. Best since 1995 provides a competitive advantage Vision for growth: Overview of ASI

Focus on underserved markets with a commitment to underwriting discipline ROE expansion through execution of operating strategy Increased ROE from 7% in 2003 to 13% in 2005 Versatile organizational structure Attractive valuation: Produce a comparable ROE, but trade at a discount to peers Strong management team with a demonstrated track record: Investment Highlights Since 2002 49% growth in gross premiums written (14% CAGR) 300% increase in earnings per share (59% CAGR) 33% increase in book value per share (10% CAGR)

Senior Management Team Name Title Insurance Experience Years with ASI Stephen Crim President / CEO 20 16 Joe Scollo Executive VP / COO 17 7 Bill Tepe Chief Financial Officer 18 < 1 Geoff Gregory Chief Underwriting Officer 30 < 1 Art Kirkner Chief Claims Officer 25 < 1 Steven Mathis Vice President - Planning & Treasurer 16 14 Ambuj Jain Vice President - Planning & Operational Support 7 2 Senior Management Team owns more than 550,000 shares of ASI stock (approximately 5% of pro forma shares outstanding), including options

Organizational Structure Bermuda Holding Company US Holding Company Insurance / Reinsurance Company Segregated Account Captive Program Administrator American Safety Insurance Holdings, Ltd. American Safety Holdings Corp. American Safety Assurance, Ltd. American Safety Reinsurance, Ltd. American Safety Casualty Insurance Company (Admitted in 48 states) American Safety Indemnity Company (E&S in 40 states) American Safety Risk Retention Group, Inc. (Non-subsidiary affiliate) United States Bermuda -- Bermuda Holding Company - American Safety Insurance Services, Inc.

Construction Environmental Programs Run-off Surety 53 22 66 17 1 Construction Environmental Surety Specialty Programs Fully Funded Excess Liability 93 51 3 85 4 2 Gross Premiums Written By Line ( in millions) 2005 Total Gross Premiums Written - $238 million E&S (63%) ART (37%) 2002 Total Gross Premiums Written - $159 million E&S (48%) ART (41%) Runoff (11%) Surety Run-off Fully Funded Specialty Programs

Increase net retentions on the business we write Ceded nearly $100 million in premium to outside reinsurers in 2005 Increased revenue stream without additional fixed expenses Grow our core business and develop new products Growth will result in a lower expense ratio Leverage our investments in our infrastructure IT, operational efficiency and senior management team Actively manage our capital New capital will be deployed predominantly in our Bermuda subsidiaries to optimize flexibility and corporate structure Pursue accretive MGA acquisitions that produce fee income and enhance our ROE Business Strategy

Drivers of ROE Expansion 13% 2005 ROE Increased Retentions Top Line Growth Leverage Infrastructure Investment Income Growth 15%+ Target ROE Reduce expense ratio to 33% or better Improved operating efficiencies Strengthened management team Increase net premiums written annually by 20% No additional fixed expenses Decrease reliance on reinsurance Gross premiums written growth of 10% annually Develop new products Grow core lines Target investment yield on new capital of 5.5% Leverage Bermuda structure

Business Strategy Execution Joe Scollo, Executive Vice President & Chief Operating Officer

Underwriting Philosophy Target accounts in underserved markets where there is less competition and where we have a competitive advantage as a result of our: Underwriting and claims handling expertise Ability to utilize more restrictive policy terms and conditions Limit distribution to select brokers with long-term relationships Price each risk individually We seek to price policies and use restrictive terms and conditions so that each account is profitable Loss Ratio Comparison Source: A.M. Best Aggregates and Averages

2002 2003 2004 2005 3 mos. ended 3/31/05 3 mos. ended 3/31/06 CONS 76000000 121000000 143000000 149000000 41000000 37000000 ASI does not provide environmental insurance to manufacturers or installers of products containing asbestos that are the subject of class action lawsuits Excess & Surplus Segment 3 year CAGR 25% Gross Premiums Written (mm) Environmental (written since 1986) Remediation contractors, consultants, property owners and lenders General, professional and pollution liability Construction (written since 1999) General liability primarily for residential and commercial construction risks Surety (written since 1993) Contract performance and payment bonds for environmental contractors Excess Liability (written since 2004) Excess and umbrella cover for specialty risks

2002 2003 2004 2005 3 mos. ended 3/31/05 3 mos. ended 3/31/06 CONS 66000000 74000000 78000000 89000000 23000000 16000000 Alternative Risk Transfer Segment Gross Premiums Written (mm) 3 year CAGR 10% Specialty Programs (written since 1999) Homogeneous groups of specialty commercial risks Underwriting and policy administration is outsourced to third-party program managers / MGAs Fully Funded (written since 2004) Policy limits are collateralized by the insured to ASI's segregated account captive Focus on underserved markets (healthcare and construction) # of Active Programs 10 12 12 9 12 9

We plan to capitalize on embedded growth opportunities by reducing our reliance on reinsurance Steps already taken to increase premium retentions and reduce reliance on reinsurance: Increasing our Net Retentions Construction Environmental Surety Specialty Programs Non-renewed primary reinsurance effective 7/1/05 Increased retention by 60% to $800,000 from $500,000 effective 4/1/06 Non-renewed quota share reinsurance for surety effective 6/1/06 Increased net premiums written by 38% in the first quarter of 2006

Growth in Core Business Segments E&S Business Segment E&S Business Segment

Growth in Core Business Segments ART Business Segment ART Business Segment

New Product Approach Target additional underserved markets in the excess & surplus lines and alternative risk transfer segments Acquire underwriting teams with specialty underwriting expertise and distribution relationships Recent acquisition of underwriting team responsible for: New product growth Expansion of excess liability product Geographic diversification of construction business

Financial Review Bill Tepe, Chief Financial Officer

12/31/04 12/31/05 3/31/06 Investments (excluding real estate) $327 $415 $422 Reinsurance Recoverables 171 203 202 Total Assets 584 697 709 Loss and LAE Reserves 322 395 403 Debt 13 38 38 Total Liabilities 475 579 590 Shareholders' Equity 109 118 120 Book Value Per Share * 16.04 17.54 17.66 Summary Balance Sheet * Based on average outstanding common shares ($ in millions, except per share data)

Portfolio market value as of 3/31/06 - $422 million Fixed Maturity Securities Average quality AA+ Modified duration 3.7 4.7% taxable equivalent yield Common stocks are indexed after the S&P 500 Added $70 million of positive cash flow in 2005 Portfolio managed by Conning High Quality Investment Portfolio Fixed Income Common Stock Short Term Preferred Stock 88 6 5 1 Fixed Income Securities - $371 million Common Stock - $25 million Short Term - $21 million Preferred Stock - $5 million

As of year end 2005, 36% of ASI's $203 million in reinsurance recoverables was collateralized and 53% represents IBNR Recoverables, net of collateral, were $131 million, 95% of which were secured by reinsurers rated "A" or better Reinsurance Recoverables Reinsurance Recoverables ( in millions)

Net Loss & LAE Reserves Incurred But Not Reported Case Reserves 2005 Loss Reserve Breakdown by Line* $115 $184 $234 Construction - $143 million Runoff - $24 million Specialty Programs - $22 million Environmental - $45 million 61% 19% 10% 10% (in millions) * Chart excludes Surety reserves of $220,000 at year end 2005.

Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 0.6 1 1.2 0.8 1.6 1.6 1.8 2.1 2.1 -1.7 1 2.9 3.6 3 3.2 3.8 3.9 $13.6 mm $3.6 mm $7.1 mm $4.3 mm Insurance Earnings After-Tax 3 year CAGR 56% 2002 2003 2005 2004

Summary Financial Results 2004 2005 Q1 '05 Q1 '06 Gross Premiums Written $ 222 $ 238 $ 64 $ 53 Net Premiums Written 132 141 37 34 Net Premiums Earned 136 139 35 35 Net Investment Income 9.8 14.3 3.2 4.5 Net Earnings 14.8 14.7 3.6 4.1 Earnings Per Diluted Share* 2.01 2.05 0.50 0.57 * Based on average outstanding common shares ($ in millions, except per share data)

Capital Management Strategies Maintain "A" rating with A.M. Best Increase capitalization of our Bermuda subsidiaries Manage long-term debt to total capital to maximize ROE Debt to total capital ratio at 03/31/06 was 24% Pro forma for the offering debt to total capital ratio will be 17% Optimize returns through ongoing dynamic financial analysis Invest new capital primarily in fixed maturity securities with an estimated average yield of 5.5% and modified duration of 3.3 Target net premiums written to equity ratio of 1.0x

Investment Opportunity Strong management team capable of executing the business strategy Proven business model in core lines ROE expansion opportunity Attractive valuation

American Safety Insurance Holdings, Ltd. Providing innovative insurance solutions for specialty risks in underserved markets NYSE: ASI June 2006